                                  EXHIBIT 99.1

                        Cousins Properties Incorporated
                       1989 Stock Option Plan, as amended

                        COUSINS PROPERTIES INCORPORATED

                             1989 STOCK OPTION PLAN

                               TABLE OF CONTENTS

                                                                                                   PAGE
                                                                                                   ----
Section 1.   PURPOSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Section 2.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
                  2.1   Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
                  2.2   Change in Control  . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
                  2.3   Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                  2.4   Committee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                  2.5   CPI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                  2.6   Fair Market Value  . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                  2.7   ISO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                  2.8   Key Employee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                  2.9   1933 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                  2.10  Non-ISO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                  2.11  Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                  2.12  Option Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                  2.13  Option Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                  2.14  Parent Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                  2.15  Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                  2.16  Rule 16b-3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                  2.17  Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                  2.18  Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                  2.19  Surrendered Option . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                  2.20  Ten Percent Shareholder  . . . . . . . . . . . . . . . . . . . . . . . .     3
Section 3.   SHARES SUBJECT TO OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Section 4.   EFFECTIVE DATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Section 5.   COMMITTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Section 6.   ELIGIBILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Section 7.   GRANT OF OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
                  7.1   Committee Action . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
                  7.2   $100,000 Limit . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Section 8.   OPTION PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Section 9.   EXERCISE PERIOD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
Section 10.  NONTRANSFERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
Section 11.  SURRENDER OF OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
                  11.1   General Rule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
                  11.2   Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
                  11.3   Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
                  11.4   Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
Section 12.  SECURITIES REGISTRATION AND RESTRICTIONS  . . . . . . . . . . . . . . . . . . . . .     8
Section 13.  LIFE OF PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
Section 14.  ADJUSTMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
Section 15.  SALE OR MERGER OF CPI; CHANGE IN CONTROL  . . . . . . . . . . . . . . . . . . . . .     9
                  15.1   Sale or Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
                  15.2   Change in Control . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

Section 16.  AMENDMENT OR TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
Section 17.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                  17.1   No Shareholder Rights . . . . . . . . . . . . . . . . . . . . . . . . .    10
                  17.2   No Contract of Employment . . . . . . . . . . . . . . . . . . . . . . .    10
                  17.3   Withholding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                  17.4   Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
                  17.5   Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

                        COUSINS PROPERTIES INCORPORATED

                             1989 STOCK OPTION PLAN


                                  Section 1.

                                    PURPOSE

         The purpose of this Plan is to promote the interests of CPI and its Subsidiaries by granting Options to purchase Stock to Key Employees in order
(1) to attract and retain Key Employees, (2) to provide an additional incentive to each Key Employee to work to increase the value of Stock and (3) to provide each Key Employee with a stake in the future of CPI which corresponds to the stake of each of CPI's shareholders.


                                  Section 2.

                                  DEFINITIONS

         Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

         2.1.  Board -- means the Board of Directors of CPI.

         2.2 Change in Control -- means (a) the acquisition of the power to direct, or cause the direction, of the management and policies of CPI by a person (not previously possessing such power), acting alone or in conjunction with others, whether through the ownership of Stock, by contract or otherwise, or (b) the acquisition, directly or indirectly, of the power to vote 20% or more of the outstanding Stock by a person or persons (other than a person possessing such power on the date this Plan becomes effective or CPI or an employee benefit plan established and maintained by CPI). For purposes of this definition, (i) the term "person" means a natural person, corporation, partnership, joint venture, trust, government or instrumentality of a government and (ii) customary agreements with or between underwriters and selling group members with respect to a bona fide public offering of Stock shall be disregarded.

         2.3   Code -- means the Internal Revenue Code of 1986, as amended.

         2.4 Committee -- means a committee which shall have at least 3 members, each of whom shall be appointed by and shall serve at the pleasure of the Board and shall come within the definition of a "disinterested person" under Rule 16b-3.

         2.5 CPI -- means Cousins Properties Incorporated and any successor to such corporation.

         2.6 Fair Market Value -- means (1) the closing price on any date for a share of Stock as reported by The Wall Street Journal under the NASDAQ National Market Issues quotation system (or under any successor quotation system) or, if Stock is no longer traded on such system, under the quotation system under which such closing price is reported or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (2) such closing price as so reported or so quoted in accordance with Section 2.6(1) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price or if no such price quotation is available, (3) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

         2.7 ISO -- means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of Section 422 of the Code.

         2.8 Key Employee -- means an employee of CPI, Cousins Real Estate Corporation (such term "Cousins Real Estate Corporation" shall for purposes of the Plan be deemed to include each subsidiary corporation (within the meaning of Section 424(f) of the Code) of Cousins Real Estate Corporation) or any Subsidiary who, in the judgment of the Committee acting in its absolute discretion, is a key to the success of CPI, Cousins Real Estate Corporation or such Subsidiary.

         2.9   1933 Act -- means the Securities Act of 1933, as amended.

         2.10 Non-ISO -- means an option granted under this Plan to purchase stock which is intended to fail to satisfy the requirements of Section 422 of the Code.

         2.11  Option -- means an ISO or a Non-ISO.

         2.12 Option Certificate -- means the written agreement or instrument which sets forth the terms of an Option granted to a Key Employee under this Plan.

         2.13 Option Price -- means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

         2.14 Parent Corporation -- means any corporation which is a parent of CPI within the meaning of Section 424(e) of the Code.

         2.15 Plan -- means this Cousins Properties Incorporated 1989 Stock Option Plan, as amended from time to time.

         2.16 Rule 16b-3 -- means the exemption under Rule 16b-3 to Section 16b of the Securities Exchange Act of 1934, as amended, or any successor to such rule.

         2.17  Stock -- means the $1.00 par value Common Stock of CPI.

         2.18 Subsidiary -- means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of CPI.

         2.19 Surrendered Option -- means the shares of Stock subject to an Option described in Section 11.2 which (in lieu of being purchased through the exercise of such Option) are surrendered for cash or for Stock, or for a combination of cash and Stock, in accordance with Section 11.

         2.20 Ten Percent Shareholder -- means a person who owns (after taking into account the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of either CPI, a Subsidiary or a Parent Corporation.


                                  Section 3.

                           SHARES SUBJECT TO OPTIONS

         There shall be two million shares of Stock reserved for use under this Plan. Such shares of Stock shall be reserved to the extent that CPI deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by CPI. Any shares of Stock subject to an Option which remain unissued after the cancellation, expiration or exchange of such Option for another Option thereafter shall again become available for use under this Plan, but any Surrendered Shares which remain unissued after the surrender of an Option under Section 11 and any shares of Stock used to exercise an Option under Section 8 or to satisfy a withholding obligation under
Section 17.3 shall not again be available for use under this Plan.

                                  Section 4.

                                 EFFECTIVE DATE

         The effective date of this Plan shall be the date it is properly approved by the shareholders of CPI (acting at a duly called meeting of such shareholders), provided such shareholder approval comes within twelve (12) months before or after the date the Board adopts this Plan and (b) satisfies the requirements for shareholder approval under Rule 16b-3. Any Option granted under this Plan before such effective date automatically shall be granted subject to such approval.


                                  Section 5.

                                   COMMITTEE

         This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on CPI, on each affected Key Employee and on each other person directly or indirectly affected by such action.


                                  Section 6.

                                  ELIGIBILITY

         Only Key Employees shall be eligible for the grant of Options under this Plan.


                                  Section 7.

                                GRANT OF OPTIONS

         7.1 Committee Action. The Committee acting in its absolute discretion shall grant Options to Key Employees under this Plan from time to time to purchase shares of Stock and, further, shall have the right to grant new Options in exchange for the cancellation of outstanding Options which have a higher or lower Option Price; provided, however, no ISO shall be granted to a Key Employee unless he or she is employed by CPI or a Subsidiary. Each grant of an Option shall be evidenced by an Option Certificate, and each Option Certificate shall

         (a)     specify whether the Option is an ISO or Non-ISO, and

         (b) incorporate such other terms and conditions as the Committee acting in its absolute discretion deems consistent with the terms of this Plan, including (without limitation) a limitation on the number of shares subject to the Option which first become exercisable or subject to surrender during any particular period.

If the Committee grants an ISO and a Non-ISO to a Key Employee on the same date, the right of the Key Employee to exercise or surrender one such Option shall not be conditioned on his or her failure to exercise or surrender the other such Option.

         7.2 $100,000 Limit. The aggregate Fair Market Value of the shares of Stock subject to ISOs and other incentive stock options granted to a Key Employee under this Plan and under any other stock option plan adopted by CPI, a Subsidiary or a Parent Corporation which first become exercisable in any calendar year shall not exceed $100,000. Such Fair Market Value figure shall be determined by the Committee on the date the ISO or other incentive stock option is granted. The Committee shall interpret and administer the limitation set forth in this Section 7.2 in accordance with Section 422(d) of the Code, and the Committee shall treat this Section 7.2 as in effect only for those periods for which Section 422(d) of the Code is in effect.


                                  Section 8.

                                  OPTION PRICE

         The Option Price for each share of Stock subject to an ISO shall be no less than the Fair Market Value of a share of Stock on the date the ISO is granted or, if the ISO is granted to a Key Employee who is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date the ISO is granted. On the other hand, the Option Price for a Non-ISO may be less than the Fair Market Value of a share of Stock on the date the Non-ISO is granted but shall not be less than adequate consideration (as determined by the Board) for such a share. The Option Price shall be payable in full upon the exercise of any Option, and an Option Certificate at the discretion of the Committee may provide for the payment of the Option Price either in cash or in Stock or in any combination of cash and Stock. If an Option Certificate allows the payment of the Option Price in whole or in part in Stock, such payment shall be made in Stock acceptable to the Committee. The Committee may also (in its discretion) allow a Key Employee to pay such Option Price (in whole or in part) by electing that CPI withhold shares of Stock (that otherwise would be transferred to such Key Employee as a result of the exercise of such Option) to the extent that he elects to pay such Option Price through such withheld shares of Stock. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed certificate for such Stock is delivered to the Committee or the date the Stock is treated by the Committee as withheld from the exercise of the Option.

                                  Section 9.

                                EXERCISE PERIOD

         Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Certificate, but no Option Certificate shall

         (a) make an Option exercisable before the date such Option is granted, or

         (b)     make an Option exercisable after the earliest of

                 (1) the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Key Employee is a Ten Percent Shareholder on the date the Option is granted, or

                 (2) the date which is the tenth anniversary of the date such Option is granted, if such Option is granted to a Key Employee who is not a Ten Percent Shareholder on the date the Option is granted.

An Option Certificate may provide for the exercise of an Option after the employment of a Key Employee has terminated for any reason whatsoever, including death or disability.


                                  Section 10.

                               NONTRANSFERABILITY

         Neither an Option granted under this Plan nor any related surrender rights under Section 11 shall be transferable by a Key Employee other than by will or by the laws of descent and distribution, and such Option shall be exercisable during a Key Employee's lifetime only by the Key Employee. The person or persons to whom an Option is transferred by will or by the laws of descent and distribution thereafter shall be treated as the Key Employee.


                                  Section 11.

                              SURRENDER OF OPTIONS

         11.1 General Rule. The Committee acting in its absolute discretion may incorporate a provision in an Option Certificate to allow a Key Employee to surrender his or her Option in whole or in part, in lieu of the exercise in whole or in part of that Option, on any date that

         (a) the Fair Market Value of the Stock subject to such Option exceeds the Option Price for such Stock, and

         (b)     the Option to purchase such Stock is otherwise exercisable.

         11.2 Procedure. The surrender of an Option in whole or in part shall be effected by the delivery of the related Option Certificate to the Committee (or to its delegate) together with a statement signed by the Key Employee which states

         (a) the number of shares of Stock as to which the Key Employee surrenders his or her Option,

         (b) whether such shares are ISOs or Non-ISOs (if his or her Option includes ISOs and Non-ISOs) and,

         (c) at the Key Employee's option, how he or she desires payment be made for such Surrendered Option under Section 11.3.

         11.3 Payment. A Key Employee in exchange for his or her Surrendered Option shall (to the extent consistent with the exemption under Rule 16b-3) receive a payment in cash or in Stock, or in a combination of cash and Stock, equal in amount on the date such surrender is effected to the excess of the Fair Market Value of the Surrendered Option on such date over the Option Price for the Surrendered Option. The Committee acting in its absolute discretion shall determine the form and timing of such payment, and the Committee shall have the right

         (a) to take into account whatever factors the Committee deems appropriate under the circumstances, including any written request made by the Key Employee and delivered to the Committee (or to its delegate) and

         (b) to forfeit a Key Employee's right to payment of cash in lieu of a fractional share of Stock if the Committee deems such forfeiture necessary in order for the surrender of his or her Option under this Section 11 to come within the exemption under Rule 16b-3.

         11.4 Restrictions. Any Option Certificate which incorporates a provision to allow a Key Employee to surrender his or her Option in whole or in part also shall incorporate such additional restrictions, if any, on the exercise or surrender of such Option as the Committee deems necessary or appropriate, including restrictions to satisfy the conditions to the exemption related to such surrender rights under Rule 16b-3.

                                  Section 12.

                    SECURITIES REGISTRATION AND RESTRICTIONS

         Each Option Certificate shall provide that, upon the receipt of shares of Stock as a result of the exercise or surrender of an Option, the Key Employee shall, if so requested by CPI, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by CPI, shall deliver to CPI a written statement satisfactory to CPI to that effect. Each Option Certificate also shall provide that, if so requested by CPI, the Key Employee shall make a written representation to CPI that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to CPI an opinion in form and substance satisfactory to CPI of legal counsel satisfactory to CPI that such registration is not required. Certificates representing the Stock transferred upon the exercise or surrender of an Option granted under this Plan may at the discretion of CPI bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to CPI of legal counsel satisfactory to CPI that such registration is not required.


                                  Section 13.

                                  LIFE OF PLAN

         No option shall be granted under this Plan on or after the earlier of

         (a) the tenth anniversary of the effective date of this Plan (as determined under Section 4 of this Plan), in which event this Plan shall continue in effect thereafter until all outstanding Options have been surrendered or exercised in full or no longer are exercisable, or

         (b) the date on which all of the Stock reserved under Section 3 of this Plan has (as a result of the exercise or surrender of Options granted under this Plan) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

                                  Section 14.

                                   ADJUSTMENT

         The number of shares of Stock reserved under Section 3 of this Plan and the number of shares of Stock subject to Options granted under this Plan and the Option Price of such Options shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of CPI, including, but not limited to, such changes as stock dividends or stock splits. Furthermore, the Board shall have the right to adjust (in a manner which satisfies the requirements of Section 424(a) of the Code) the number of shares of Stock reserved under Section 3 of this Plan and the number of shares subject to Options granted under this Plan and the Option Price of such Options in the event of any corporate transaction described in Section 424(a) of the Code which provides for the substitution or assumption of such Options. If any adjustment under this Section 14 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options granted under this Plan shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this
Section 14 by the Board shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in "the number of shares reserved under Section 3" within the meaning of Section 16(a) of this Plan.


                                  Section 15.

                    SALE OR MERGER OF CPI; CHANGE IN CONTROL

         15.1 Sale or Merger. If CPI agrees to sell all or substantially all of its assets for cash or property or for a combination of cash and property or agrees to any merger, consolidation, reorganization, division or other corporate transaction in which Stock is converted into another security or into the right to receive securities or property and such agreement does not provide for the assumption or substitution of the Options granted under this Plan, each then outstanding Option at the direction and discretion of the Board may be cancelled unilaterally by CPI as of any date before the effective date of such transaction in exchange for the same consideration which each Key Employee would have received if each such Option had been exercisable in full on such date and each Key Employee on such date had surrendered each such Option for Stock under Section 11.

         15.2 Change in Control. If the Board determines that there has been a Change in Control of CPI or a tender or exchange offer is made for Stock (other than by CPI or an employee benefit plan established and maintained by CPI), the Board thereafter shall have the right to take such action with respect to any or all unexercised Options granted under this Plan as the Board deems appropriate under the circumstances to protect the interest of CPI in maintaining the integrity of such grants under this Plan, including following the procedure set forth in Section 15.1 for a sale or merger of CPI with respect to such Options. The Board shall have the right to take different action under this Section 15.2 with respect to different Key Employees or different groups of Key Employees, as the Board deems appropriate under the circumstances.


                                  Section 16.

                            AMENDMENT OR TERMINATION

         This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the proper approval of the shareholders of CPI
(a) to increase the number of shares reserved under Section 3, (b) to extend the maximum life of the Plan under Section 13 or the maximum exercise period under
Section 9, (c) to decrease the minimum option price under Section 8, (d) to change the class of employees eligible for Options under Section 6 or to otherwise materially modify (within the meaning of Rule 16b-3) the requirements as to eligibility for participation in this Plan or (e) to otherwise materially increase (within the meaning of Rule 16b-3) the benefits accruing to Key Employees under this Plan. The Board also may suspend the granting of Options under this Plan at any time and may terminate this Plan at any time; provided, however, CPI shall not have the right unilaterally to modify, amend or cancel any Option granted before such suspension or termination unless (1) the Key Employee consents in writing to such modification, amendment or cancellation or
(2) there is a dissolution or liquidation of CPI or a transaction described in
Section 14 or Section 15 of this Plan.


                                  Section 17.

                                 MISCELLANEOUS

         17.1 No Shareholder Rights. No Key Employee shall have any rights as a shareholder of CPI as a result of the grant of an Option to him or her under this Plan or his or her exercise or surrender of such Option pending the actual delivery of Stock subject to such Option to such Key Employee.

         17.2 No Contract of Employment. The grant of an Option to a Key Employee under this Plan shall not constitute a contract of employment and shall not confer on a Key Employee any rights upon his or her termination of employment in addition to those rights, if any, expressly set forth in the Option Certificate which evidences his or her Option.

         17.3 Withholding. The exercise or surrender of any Option granted under this Plan shall constitute a Key Employee's full and complete consent to whatever action the Committee directs to satisfy the federal and state tax withholding requirements, if any, which the Committee in its discretion deems applicable to such exercise or surrender. The Committee also shall have the right to provide in an Option Certificate that a Key Employee may elect to satisfy federal and state tax withholding requirements through a reduction in the number of shares of Stock actually transferred to him or to her under this Plan, and any such election and any such reduction shall be effected so as to satisfy the conditions to the exemption under Rule 16b-3.

         17.4 Construction. This Plan shall be construed under the laws of the State of Georgia.

         17.5 Loans. If approved by the Board, CPI may lend money or guarantee loans by third parties to any Key Employee to finance the exercise of any Option granted under this Plan.